EXHIBIT 15.1

China Natural Resources Announces 5-to-1 Share Combination

HONG KONG, March 31, 2023 – China Natural Resources, Inc. (NASDAQ: CHNR), a British Virgin Islands (“BVI”) company (the “Company”) today announced that the board of directors of the Company has approved a five-to-one share combination of issued and outstanding common shares, without par value, of the Company. No shareholders’ approval of the share combination is required pursuant to BVI law. The share combination is expected to be effective at the market opening on April 3, 2023, at which time the Company’s common shares will begin trading on the Nasdaq Capital Market on a combination-adjusted basis. The Company’s common shares will continue to trade under the symbol “CHNR” but with a new CUSIP number, G2110U117.

Upon the effectiveness of the share combination, every five issued and outstanding common shares will automatically be converted into one issued and outstanding common share. No fractional shares will be issued as a result of the share combination. Instead, any fractional shares that would have resulted from the combination will be rounded up to the next whole share. The share combination affects all shareholders uniformly and will not alter any shareholder’s percentage interest in the Company’s outstanding common shares, except for adjustments that may result from the treatment of fractional shares. All outstanding options, warrants and other rights to purchase the Company’s common shares will be adjusted proportionately as a result of the share combination.

The share combination is intended to increase the per share trading price of the Company’s common shares to satisfy the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market. Following the share combination, the Company will have approximately 8,189,617 common shares issued and outstanding, exclusive of shares issuable under outstanding options and warrants. The share combination will not affect the number of total authorized common shares of the Company.

About China Natural Resources:

China Natural Resources, Inc. (NASDAQ: CHNR), a British Virgin Islands corporation, through its operating subsidiaries in the People’s Republic of China (the “PRC”), is currently engaged in the wastewater treatment industry in the PRC and the acquisition and exploitation of mining rights in Inner Mongolia, including preliminary exploration for nickel, lead, silver and other nonferrous metal, and is actively exploring further business opportunities in the healthcare sector, natural resources sector and other sectors. China Natural Resources recently agreed to acquire Williams Minerals, which operates a lithium mine in Zimbabwe, for a maximum consideration of $1.75 billion. Williams Minerals is owned by China Natural Resources’ controlling shareholder, Feishang Group Ltd, and a non-affiliate, Top Pacific Ltd. While there is no guarantee, the transaction is expected to close in the second fiscal quarter of 2023.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to the ability to locate and execute on strategic opportunities; the impact of the rising commodity prices; the potential presence of minerals in the Zimbabwean lithium mine; the potential closing of the acquisition of Williams Minerals; the vesting of ownership of the regions of the Zimbabwean mine and the timing thereof; the level of demand for lithium and other precious minerals; the availability of internally generated funds and funds for the payment of operating expenses, capital expenditures and the Company’s growth strategy; and the ability of the Company to remain listed on the Nasdaq Capital Market. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are: uncertainties regarding the governmental, economic and political circumstances in the PRC and the United States; the impact on the Company’s financial position, growth potential and business from an investment in the natural resources sector generally and in the Zimbabwean lithium mine; uncertainties related to the Company’s ability to identify potential partners or acquisition targets as it considers strategic alternatives; uncertainties related to the Company’s ability to settle in cash the consideration due in connection with the acquisition of Williams Minerals; uncertainties associated with metal price volatility; uncertainties concerning the viability of mining and estimates of reserves at the Zimbabwean lithium mine; uncertainties associated with the issuance of and accuracy of the independent technical reports; possible downturns in the sectors that the Company may invest in; uncertainties relating to the Company’s ability to maintain compliance with the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market; the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties regarding the successful integration, costs, revenues and profitability associated with the Company’s recently acquired wastewater treatment business; uncertainties related to the Company’s ability to fund operations and planned capital expenditures; uncertainties related to possible future increases in operating expenses, including costs of labor and materials; potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; uncertainties relating to geopolitical turmoil or conflict; and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

For more information please contact:

David Pasquale

Global IR Partners

New York Office Phone: +1-914-337-8801

CHNR@GlobalIRPartners.com